EXHIBIT 99.1

Iconic Brands Shareholder Update 10-17-2018

AMITYVILLE, NY, Oct. 17, 2018 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Iconic Brands, Inc. (OTC PINK: ICNB)

Iconic Brands Letter to Shareholders:

The Company is excited to provide shareholders with an update on all the progress we have made on a number of fronts in 2018.

We have been working diligently to increase distribution of our Bellissima product line both domestically and internationally. Since Labor Day we have announced new distribution agreements with (1) approximately 200 “Vintage” stores of the LCBO in Ontario Canada, (2) Wegmans Supermarkets which has over 100 stores in 6 States, and (3) a distributor that sells in Norway. We believe Canada and Wegmans provide opportunities that have only begun to surface and in the coming months management will be focused on vastly expanding those relationships.

The Company is enthusiastic about the enhanced distribution of brands by the Company’s distribution partner, Romano Beverage, in the State of Illinois. The focus by Romano Beverage has resulted in not only an increased presence of Bellissima at Binny’s but also the placement of Bella Sprizz Classic Aperitif and Elderflower. Romano Beverage has also added Garfield’s Warehouse stores in Illinois to our retail distributor partner list for both Bellissima and Bella Sprizz Aperitifs.

Management continues to work tirelessly on expanding the footprint of Bellissima and Bella Sprizz. The expansion has yielded placements with many new retail partners. The process of building a brand is painstaking and difficult. It requires strong management, patience and perseverance. The Company’s sales team continues to gain shelf space. These efforts are starting to yield significant “traction” that all global brands strive for. The Company is laser focused on expanding Bellissima’s International presence. Management is in talks with a number of Global Distribution Partners.

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On the corporate side the Company have made great progress. Since the beginning of the year the Company (1) engaged a PCAOB approved auditor that helped us to bring our financials current, (2) Hired David Allen as our Chief Financial Officer (Dave has been a CFO for public companies the past 20+ years) and (3) Retired all the toxic convertible debt that was on our balance sheet. These three milestones have put the Company in position to up-list off the Pink Sheets. Many shareholders have asked, “Why does the Company need to consummate a reverse split so soon?” There are several reasons as set forth below:

1.	As a penny stock, it is very challenging to be taken seriously by: (a) institutional investors, (b) investment firms, (c) potential strategic partners and (d) retail brokers. A consistent objection is that it is nearly impossible to justify making an investment or collaboration with a pink sheet penny stock company. These potential investors/partners look for companies that are on solid financial footing and have a stock price that reflects a stable company.

2.	The need for a reverse split has been accelerated due to interest from a potential partner to enter into a significant licensing and distribution agreement. This potential opportunity with a well-known national brand also has an International presence. We are in discussions with the highest level of management and they have told us that they would like to see our capitalization table and share price more in line with its other public company partners in order to justify a major collaboration. This potential partnership is not related to our current product portfolio and management anticipates this partnership could be transformational for the Company and its shareholders.

3.	Investors from our financing want the Company off the pink sheets. The new investment group was instrumental in helping the Company negotiate the retirement of the toxic debt. The investment group has been an invaluable source of advice and strategic support. The Company’s investors are investment bankers in one of the most successful groups in the small cap space. These individuals recognized the dislocation in the market place with the Company’s stock price and its true value. They have been strong proponents of cleaning up the cap table to enable the Company to tap into additional sources of capital in the investment community.

4.	Two of the investors in our financing were former CEOs of major investment banks. We are thrilled with the caliber of long-term investors now in place and look forward to a very long relationship with all of them.

5.	The financing terms mandate that the Company up-list following the reverse split. Contemporaneously with the reverse split management will roll the remaining 49% ownership of Bellissima and BiVi into Iconic for all the Company’s shareholders to benefit from the success of these brands. The culmination of all of these steps will result in the up-listing of our stock to a National Exchange.

The last step in the process of attracting long-term institutional shareholders is cleaning up and simplifying our current share structure. Management will be restructuring the outstanding Preferred D shares in the coming months. The cash covenant that would be taken by management upon a Brand sale is being eliminated as well. It is important for the shareholder base to understand that Management put these covenants in place when the company was Bellissima and BiVi centric. The Company is in the process of building an alcohol beverage business framed on the likes of the major names in the industry.

In addition, the Company will be lowering our authorized share count from 2 Billion to a more normalized, 200 million shares. Management’s restructuring of their Series D shares and rolling the current brands into Iconic further demonstrates and affirms how confident management is about the future of the Company.

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Shareholders can rest assured that the Company will no longer be able or willing to take on ANY variably priced instruments as investments in the Company.

The Company will soon comply with all these prerequisites putting the Company in a strong position for future success. These actions taken by the Company in 2018 are truly monumental steps for any small cap company and demonstrate how proactive the Company is in creating shareholder value.

Last but certainly not least is the recognition the Company would like to give to Christie Brinkley. Christie has been the ultimate partner for Bellissima and Bella Sprizz and she gives 1000 percent each and every day. Christie has traveled across the country building the Bellissima and Bella brands. This past weekend Christie traveled to Toronto Canada to officially launch Bellissima at the largest LCBO (Liquor Control Board of Ontario) store in Toronto.

The moment has arrived when all of Iconic’s management and the Company’s shareholders come together and go shoulder to shoulder to work on unlocking tremendous value across the spectrum of revenue streams that will be added to the Company in the coming months. Bellissima has been our lead product, and now Bella Sprizz Aperitifs have added a second stream of revenue. Management is optimistic that by the end of Q2 2019 the Company will have realized the addition of several more significant assets that will grow our revenues exponentially.

As we embark on this exciting Iconic journey together I can definitely say I have never been more excited about the direction of the business. We are finally debt free, have cash in the bank and are expanding our management team. The Company continues to increase distribution for Bellissima and Bella Sprizz and our pipeline continues to grow. We are looking forward to providing updates in the near future on all of these exciting endeavors.

Sincerely,

Richard DeCicco,

CEO Iconic Brands Inc.

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About Iconic Brands, Inc.

Iconic Brands Inc. (“Iconic”) is a beverage company with the highest expertise of developing, from inception to completion, alcoholic beverages for itself and third parties. Iconic Brands markets and places products into national distribution through long standing industry relationships. Iconic is also a leader in “Celebrity Branding” of beverages, procuring superior and unique products from around the world and branding its products with internationally recognized celebrities. Currently offering Bivi Vodka, www.BiviVodka.comand Bellissima Prosecco, www.BellissimaProsecco.com.

Please visit our website and follow us on twitter @BellissimabyCB and on Instagram @BellissimaProsecco: View Christie’s appearance schedule which we will continue to update, and great new recipes; www.bellissimaprosecco.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including “could”, “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.

Iconic Brands, Inc.

Info@IconicBrandsUSA.com

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